New Mountain Vantage (California) II, L.P.
c/o New Mountain Vantage Advisers, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY 10019

National Fuel Gas Company
6363 Main Street
Williamsville, NY 14221
Attn:  Paula Ciprich, Esq.

January 2, 2009
Ladies and Gentlemen:

Reference is hereby made to the Settlement Agreement, dated January 24, 2008 (the “Agreement”), by and among the New Mountain Group (as defined in the Agreement), and National Fuel Gas Company, a New Jersey corporation.  Terms not defined herein shall have the meaning ascribed to them in the Agreement.

In accordance with Section 4(b)(4) of the Agreement, on January 2, 2009, New Mountain Vantage, L.P., New Mountain Vantage (California), L.P., New Mountain Vantage (Texas), L.P. and New Mountain Vantage HoldCo Ltd. transferred Voting Securities to New Mountain Vantage (California) II, L.P., a controlled Affiliate of the New Mountain Group.  New Mountain Vantage (California) II, L.P. herby agrees to be bound by the terms of the Agreement applicable to the New Mountain Group.

                                                        Sincerely,

NEW MOUNTAIN VANTAGE (CALIFORNIA) II, L.P.

By:	New Mountain Vantage GP, L.L.C., its general partner

By:	/s/ Steven B. Klinsky
Steven B. Klinsky
Managing Member

cc: Wachtell, Lipton, Rosen & Katz
     Attn:  David C. Karp, Esq.